EXHIBIT 99

DATA TRANSLATION
100 LOCKE DRIVE, MARLBORO, MA  01752-1192 USA
(508) 481-3700  TLX 951646
FAX  (508) 418-8620


Data Translation announces filing of Form 10 in connection with separation of business and reincorporation in Delaware.

         MARLBORO,  Mass. -- Sept. 16, 1996 -- Data  Translation,  Inc. (NASDAQ:
DATX) today announced that its wholly-owned subsidiary Data Translation II, Inc. ("DTI II") has filed a Form 10 to register the common stock of DTI II with the Securities and Exchange Commission in connection with the separation of the Company's businesses. The Company will continue to operate the Media 100 business, but intends to contribute the assets of the data acquisition and imaging, commercial products (including Broadway) and networking distribution businesses to DTI II. The Company will then distribute common stock of DTI II to the Company's stockholders in the form of a dividend.

         Although all the details of the intercompany agreements have not been finalized, the Company intends to make an additional capital contribution to DTI II for use in DTI II's business of $10 million in cash and cash equivalents, to be increased or decreased based upon the results of operations after August 31, 1996 of the businesses to be transferred, plus any net proceeds from the sale, if completed prior to the contribution of assets, of the networking distribution business. As previously announced, the Company intends to divest itself of the networking distribution business by the end of July, 1997.

         In connection with the spinoff, DTI II will assume the liabilities related to the transferred businesses and share in certain tax liabilities. The Company and DTI II also intend to grant to each other royalty-free cross-licenses of their respective technologies, which provide for termination in part upon certain changes in control. The Company and DTI II will also enter into other intercompany arrangements to cover a transition period following the spinoff, including the provision by DTI II of certain corporate and administrative services to the Company. The Company will also transfer the lease of its corporate headquarters and manufacturing facility in Marlboro, Massachusetts to DTI II, and the Company will in turn license a portion of these facilities for its use during a transition period ending not later than December 31, 1997.

         The Company also announced its reincorporation in Delaware. Previously a Massachusetts corporation, the Company effected the reincorporation through a merger with its wholly-owned subsidiary Data Translation, Inc., a Delaware corporation.

         Although the reincorporation did not result in a change of name, the Company intends with the spinoff to change its name to Media 100 Inc. DTI II will change it name to Data Translation, Inc. and

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3157509.01

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intends to assume the "DATX" Nasdaq ticker symbol. The Company plans to complete the spinoff prior to the end of its fiscal year in November.

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         CONTACT:   Data Translation
                           Peter J. Rice, 508/481/3700, ext. 202

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3157509.01

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